Ex 99.1
Rogers Corporation Announces Transition of Board Chair and Plans to Add New Independent Director
Chandler, Arizona, October 16, 2025: Rogers Corporation (NYSE: ROG) (the “Company”) today announced that Peter Wallace, Chair of the Board of Directors (the “Board”), has informed the Board of his decision not to stand for re-election at the Company’s 2026 Annual Meeting of Shareholders.
In anticipation of this transition, the Board has elected Armand Lauzon, an existing member of the Board since 2023, to serve as the next Chair, effective immediately. Mr. Wallace will partner with Mr. Lauzon over the coming months to ensure a smooth transition. Mr. Wallace joined the Board in June 2010 and has served as Chair or Lead Director since 2019.
“After 15 years of serving on the Board, I believe this is the right time for me to prioritize time with other boards and personal pursuits,” said Mr. Wallace. “Announcing my intent to not run for re-election now allows us to properly transition the Chair position. Rogers is well-positioned for an exciting future with a clear strategy, a strong management team, and a highly skilled Board.”
Armand Lauzon is a veteran CEO and board director with over 40 years of experience leading industrial and manufacturing companies through transformation and growth. A former CEO of C&D Technologies and Carlyle Group portfolio companies, he now serves on the boards of Zekelman Industries and Northwest Hardwoods, in addition to the Rogers Board, bringing deep expertise in strategy, operations, and governance.
“I am honored to take on this role at such an important time for Rogers,” said Mr. Lauzon. “Over the past few years, the Board and management team have refined our strategic priorities, with a focus on speed and agile execution and driving sustainable growth. I have great confidence in our ability to create long-term value for all our stakeholders.”
In addition, Rogers will also appoint a new independent director to the Board with input from Starboard Value LP (“Starboard Value”). A director search is underway.
“We are pleased to see the appointment of Armand Lauzon as Chair and applaud the Rogers Board’s continued efforts to strengthen and renew its composition.” said Peter Feld, Managing Member of Starboard Value. “We invested in the Company because of our belief in Rogers’ substantial opportunity to improve operating and financial performance, and the importance of its products and materials to power, protect, and connect an increasingly technology intensive world. We appreciate the constructive dialogue we’ve had with the Board and management team. Having worked with Armand previously, I have seen first-hand how his leadership can impact performance, and we are excited to see him lead the Board of Rogers. We also look forward to working with the Board to identify and appoint an additional board member with appropriate skills and experience.”
With this board change, Starboard Value has confirmed that it does not intend to nominate directors to stand for election at the Company’s 2026 Annual Meeting of Shareholders.
Sidley Austin LLP is serving as legal advisor to the Company.
About Rogers Corporation
Rogers Corporation (NYSE:ROG) is a global leader in engineered materials to power, protect and connect our world. Rogers delivers innovative solutions to help our customers solve their toughest material challenges. Rogers’ advanced electronic and elastomeric materials are used in applications for EV/HEV, automotive safety and radar systems, mobile devices, renewable energy, wireless infrastructure, energy-efficient motor drives, industrial equipment and more. Headquartered in Chandler, Arizona,
Rogers operates manufacturing facilities in the United States, Asia and Europe, with sales offices worldwide.
Investor Contact:
Steve Haymore
Senior Director, Investor Relations
Phone: 480.917.6026
Email: stephen.haymore@rogerscorporation.com

Media Contact:
Email: corpcom@rogerscorporation.com
www.rogerscorp.com